Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

July 31, 2019

DISH Network Corporation

9601 South Meridian Boulevard

Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as counsel to DISH Network Corporation, a Nevada corporation (“DISH Network”), in connection with the proposed (i) distribution (the “Distribution”) by EchoStar Corporation, a Nevada corporation (“EchoStar”), of the shares of common stock of EchoStar BSS Corporation (“Newco”), a Delaware corporation, to holders of EchoStar Common Stock, (ii) merger (the “Merger”) of BSS Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned direct subsidiary of DISH Network, with and into Newco, and (iii) exchange (“Exchange” and together with the Distribution and the Merger, the “Transactions”) of shares of Newco Common Stock, par value $0.001 per share, for newly issued shares of DISH Network Class A Common Stock, par value $0.01 per share, in the Merger.

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of DISH Network, including the joint prospectus/information statement forming a part thereof, relating to the Transactions.  Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement.  In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP